                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No.5                                  Dated: October 26, 1995

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated October 25, 1995)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $10,000,000       Trade Date:      10/26/95
Issue Price:           100%              Original Issue Date:  10/31/95
Interest Rate:         6.29%             Net Proceeds to Issuer:  $9,955,000
Stated Maturity Date:  11/1/99           Agent's Discount or Commission: $45,000
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Interest Payment Dates:  Semiannually on each March 15
                    and September 15 and at Maturity
                    Commencing on March 15, 1996

Day Count Convention:

         ( X )   30/360 for the period from October 31, 1995 to November 1, 1999
         (  )    Actual /360 for the period from         to
         (  )    Actual/Actual for the period from       to
Redemption:

         ( X )   The Notes cannot be redeemed prior to the Stated Maturity Date.
         (  )    The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:

         ( X )   The Notes cannot be repaid prior to the Stated Maturity Date.
         (  )    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Optional Repayment Date(s):

Currency:
         Specified Currency:
                 (If other than U.S. dollars, see attached)
         Minimum Denominations:
                 (Applicable only if Specified Currently is other than U.S. dollars)

Original Issue Discount:  (  ) Yes  ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry  (  ) Certificated

         Lehman Brothers     Citicorp Securities, Inc.      Goldman, Sachs & Co.
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   Merrill Lynch & Co.     CS First Boston   X Morgan Stanley & Co. Incorporated
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